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                                                                     EXHIBIT 8.1

[KAYE SCHOLER LLP LETTERHEAD]



                                February 12, 2004

Spanish Broadcasting System, Inc.
 and the Subsidiary Guarantors
 Listed on Schedule A hereto
2601 South Bayshore Drive, PH II
Coconut Grove, Florida 33133

            Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

      We have acted as counsel to Spanish Broadcasting System, Inc. (the "Company") and each of its subsidiary guarantors identified on Schedule A hereto (the "Subsidiary Guarantors" and together with the Company, the "Registrants") in connection with (i) the Company's registration of shares of its 10-3/4% Series B Cumulative Exchangeable Redeemable Preferred Stock (the "Series B Preferred Stock") and its offer to exchange (the "Exchange Offer") its registered Series B Preferred Stock for shares of the Company's unregistered 10-3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock (the "Series A Preferred Stock"), (ii) the registration of such indeterminate principal amount of the Company's 10-3/4% Subordinated Exchange Notes due 2013 (the "Exchange Notes") as may become issuable upon the exchange of the Series B Preferred Stock, as adjusted for stock splits, stock dividends or similar transactions and (iii) the registration of guarantees ("Guarantees") by the Subsidiary Guarantors of the Company's obligations under the Exchange Notes, in each case, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement".

      In our opinion, the statements in the prospectus contained in the Registration Statement (the "Prospectus") under the caption "Certain Material U.S. Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

      This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, Treasury regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws or to revise or supplement this opinion.

      We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption "Certain Material U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus included therein. In giving this consent, we do not thereby concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder, or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Our opinion is rendered solely for your information in connection with the foregoing.
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Spanish Broadcasting System, Inc.      2                       February 12, 2004
 and the Subsidiary Guarantors
 Listed on Schedule A hereto


                                    Very truly yours,


                                    /s/  Kaye Scholer LLP

                                    KAYE SCHOLER LLP



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                                   SCHEDULE A

Spanish Broadcasting System of California, Inc.

Spanish Broadcasting System Network, Inc.

SBS Promotions, Inc.

SBS Funding, Inc.

Alarcon Holdings, Inc.

SBS of Greater New York, Inc.

Spanish Broadcasting System of Florida, Inc.

Spanish Broadcasting System of Greater Miami, Inc.

Spanish Broadcasting System of Puerto Rico, Inc. (Delaware)

Spanish Broadcasting System, Inc. (New Jersey)

Spanish Broadcasting System of Illinois, Inc.

Spanish Broadcasting System of San Antonio, Inc.

Spanish Broadcasting System Finance Corporation

Spanish Broadcasting System SouthWest, Inc.

Spanish Broadcasting System - San Francisco, Inc.

Spanish Broadcasting System of Puerto Rico, Inc. (Puerto Rico)